Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1, Amendment No. 1, of Vendome Acquisition Corporation I, of our report dated April 14, 2025, except Notes 9 and 10, dated June 6, 2025, on our audit of the balance sheet of Vendome Acquisition Corporation I as of February 28, 2025, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from January 28, 2025 (inception) through February 28, 2025.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey
June 6, 2025